DocuSign Envelope ID: A14DE35F-CF7A-4C90-9594-6042CCA62E5B

Filed in the Office of	Business Number C28165-1998
Barbara K. Cegavske	Filing Number 20211880523
Secretary of State	Filed On 11/8/2021 3:16:00 PM
State Of Nevada	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.

3. Indicate the number of authorized shares and par value, if any of each class or series after the change.

4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.

5. Indicate provisions, if any, regarding fractional shares that are affected by the change.

6. NRS required statement.

7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Creative Medical Technology Holdings, Inc. Entity or Nevada Business Identification Number (NVID): NV 19981395139
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 25,000,000,000 shares of Common Stock, par value $0.001
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 50,000,000 shares of Common Stock, par value $0.001
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: To effect a 1-for-500 reverse split of the Common Stock only, 1 share of Common Stock will be issued for each 500 shares issued prior to the change
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No fractional shares will be issued; fractional shares that would have resulted from the split will be rounded up to the next whole number
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: 11/09/2021 Time: 5:00 p.m. (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X DocuSigned by: Timothy WARBINGTON B047AA00003444A... — Signature of Officer; CEO — Title; 11/08/2021 — Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.